Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3141	November 16, 2005
Brenda A. Blake, ext. 3202
AmeriGas Partners Reports Fiscal 2005 Results, Issues 2006 Guidance
VALLEY FORGE, Pa., November 16 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported results of $94.4 million, or $1.71 per limited partner unit, for the fiscal year ended September 30, 2005, excluding the previously reported $33.6 million loss on the early extinguishment of debt, compared to net income of $91.9 million, or $1.71 per limited partner unit, for the previous fiscal year. Including the loss on the early extinguishment of debt of $33.6 million, or $0.61 per limited partner unit, net income was $60.8 million, or $1.10 per limited partner unit. Net income for the fiscal year also includes a $7.1 million after-tax gain on the sale of its 50% interest in a propane import terminal in Virginia, as previously reported. Excluding the loss on the early extinguishment of debt of $33.6 million, the Partnership’s earnings before interest expense, income taxes, depreciation and amortization (EBITDA) were $249.5 million for the fiscal 2005 period compared to $255.9 million for the fiscal year 2004. EBITDA including the loss on extinguishment of debt and the $9.1 million pre-tax gain on the sale of the import terminal was $215.9 million.
Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “I am very proud of the performance of all of our employees, especially considering the challenges we faced during fiscal 2005 of warmer weather, price-induced conservation and higher energy-related operating expenses. Assuming a return to normal weather in fiscal 2006, we expect EBITDA in the range of $255 million to $265 million.”
For the twelve months ended September 30, 2005, retail propane volumes sold were 1.035 billion gallons, down slightly from 1.059 billion gallons sold in the prior year principally due to warmer weather and price-induced customer conservation partly offset by increased volumes from acquisitions and internal growth. Nationally, weather was 6.9% warmer than normal in 2005 compared to weather that was 4.9% warmer than normal in the prior-year period, according to the National Oceanic and Atmospheric Administration. Revenues increased to $1.96 billion in fiscal 2005 from $1.78 billion in fiscal 2004 reflecting higher average selling prices partially offset by lower retail volumes sold. Total margin decreased $3.4 million principally as a result of lower retail volumes sold. Operating and administrative expenses increased primarily as a result of higher vehicle fuel and lease expenses as well as increases in expenses for maintenance, uncollectible accounts and general insurance.
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AmeriGas Partners Reports Fiscal 2005 Results, Issues 2006 Guidance	Page 2
For the fourth quarter of fiscal 2005, the Partnership recorded a seasonal net loss of $28.4 million, or $0.51 per limited partner unit, compared with a loss of $32.8 million, or $0.60 per limited partner unit, for the prior-year period. Retail volumes sold in the quarter were 177.4 million gallons, slightly higher than the 175.5 million gallons sold in the prior year quarter. EBITDA for the period declined to $7.9 million from $8.6 million in last year’s quarter. Revenue for the quarter totaled $359.3 million versus $312.9 million in the fiscal 2004 quarter principally due to higher selling prices reflecting significantly higher propane product costs.
AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from over 650 locations in 46 states. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and individual unitholders own the remaining 56%.
AmeriGas Partners, L. P. will host its fourth quarter FY 2005 earnings conference call on Wednesday, November 16, 2005, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112, passcode 9217488 (International replay 719-457-0820, passcode 9217488) through November 18, 2005.
The financial tables appended to this news release can be viewed directly at http://www.shareholder.com/ugi/APU/4Q05FinancialTable.pdf.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.
Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.

AP-17	###	11/16/05

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Propane	$322,539	$279,787	$1,819,659	$1,639,700
Other	36,764	33,098	143,597	136,200

	359,303	312,885	1,963,256	1,775,900

Costs and expenses:
Cost of sales — propane	215,014	171,788	1,161,808	972,302
Cost of sales — other	15,115	13,734	58,198	56,937
Operating and administrative expenses	125,716	119,790	518,127	501,073
Depreciation	16,284	19,905	68,108	75,468
Amortization	1,372	1,268	5,517	5,144
Other (income), net	(4,255)	(795)	(25,781)	(11,744)

	369,246	325,690	1,785,977	1,599,180

Operating (loss) income	(9,943)	(12,805)	177,279	176,720
Loss on extinguishment of debt	—	—	(33,602)	—
Interest expense	(18,942)	(20,357)	(79,900)	(83,175)

(Loss) income before income taxes	(28,885)	(33,162)	63,777	93,545
Income tax benefit (expense)	295	122	(1,514)	(269)
Minority interests	198	227	(1,418)	(1,422)

Net (loss) income (a)	$(28,392)	$(32,813)	$60,845	$91,854

General partner’s interest in net (loss) income	$(284)	$(328)	$608	$919

Limited partners’ interest in net (loss) income	$(28,108)	$(32,485)	$60,237	$90,935

Net (loss) income per limited partner unit — basic and diluted (a)	$(0.51)	$(0.60)	$1.10	$1.71

Average limited partner units outstanding:
Basic	54,943	54,473	54,602	53,097

Diluted	54,943	54,473	54,655	53,172

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	177.4	175.5	1,034.9	1,059.1
EBITDA (b) (c)	$7,911	$8,595	$215,884	$255,910
Distributable cash (b)	(14,773)	(19,741)	150,325	149,630
Capital expenditures:
Maintenance capital expenditures	3,742	7,979	19,261	23,105
Growth capital expenditures	8,737	9,065	43,356	38,551

(a)	Net income and net income per limited partner unit for the twelve months ended September 30, 2005 include a gain of $7,107 and $0.13, respectively, recognized in connection with the Partnership’s sale of its 50% ownership interest in Atlantic Energy, Inc.

(b)	EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States. Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to compare the Partnership’s operating performance with other companies within the propane industry and to evaluate our ability to meet loan covenants.

(continued)

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)

Management defines distributable cash as EBITDA less interest expense and maintenance capital expenditures and excluding losses on extinguishments of debt in connection with a refinancing. Maintenance capital expenditures are defined in the Partnership Agreement as expenditures made to maintain the operating capacity of the Partnership’s existing capital assets. Management believes distributable cash is a meaningful non-GAAP measure for evaluating the Partnership’s ability to declare and pay quarterly distributions. The Partnership’s definition of distributable cash may be different from that used by other entities.

The following table includes reconciliations of net income to EBITDA and distributable cash for all periods presented:

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net (loss) income	$(28,392)	$(32,813)	$60,845	$91,854
Income tax (benefit) expense	(295)	(122)	1,514	269
Interest expense	18,942	20,357	79,900	83,175
Depreciation	16,284	19,905	68,108	75,468
Amortization	1,372	1,268	5,517	5,144

EBITDA	7,911	8,595	215,884	255,910
Interest expense	(18,942)	(20,357)	(79,900)	(83,175)
Maintenance capital expenditures	(3,742)	(7,979)	(19,261)	(23,105)
Loss on extinguishment of debt	—	—	33,602	—

Distributable cash	$(14,773)	$(19,741)	$150,325	$149,630

(c)	The following table includes a reconciliation of forecasted net income to forecasted EBITDA for the fiscal year ending September 30, 2006:

Forecast
Fiscal
Year
Ending
September 30,
2006
Net income (estimate)	$113,000
Interest expense (estimate)	74,000
Depreciation (estimate)	68,000
Amortization (estimate)	5,000

EBITDA (estimate)	$260,000